Exhibit 99.1

Tesoro Corporation Reports First Quarter 2013 Results

•	Net income of $0.67 per diluted share, or $0.73 per diluted share, excluding special items

•	Announced unit train unloading and marine loading terminal at the Port of Vancouver, WA

•	Began process to cease refining operations at the Hawaii refinery

•	Purchased $245 million in Tesoro shares to-date, nearly 50% of authorized buyback program

SAN ANTONIO - May 1, 2013 - Tesoro Corporation (NYSE:TSO) today reported first quarter 2013 net income of $93 million, or $0.67 per diluted share compared to net income of $56 million, or $0.39 per diluted share for the first quarter of 2012.

The 2013 results include one-time after-tax expenses totaling $0.06 per diluted share related primarily to transaction costs from the announced acquisition of BP's Southern California refining and marketing business. Excluding these items, the Company earned $102 million, or $0.73 per diluted share.

“We are pleased with our first quarter results, which reflect a solid operating performance and continued execution of our strategic plan,” said Greg Goff, President and CEO. “We completed a major portion of our planned turnaround activity for 2013; developed the next phase of our West Coast crude oil strategy with the formation of the Tesoro-Savage joint venture; began the process to cease crude oil refining operations in Hawaii; and continued returning cash to shareholders through share repurchases and dividend payments.”

For the first quarter, the Company recorded segment operating income of $300 million, compared to segment operating income of $187 million in the first quarter of 2012. The strong operating income improvement was driven by the execution of the Company's high-return capital program and favorable market conditions.

The Tesoro Index was $12.40 per barrel (/bbl) for the first quarter, up greater than $2/bbl relative to a year ago. Diesel crack spreads on the West Coast, which were up over $3/bbl year-over-year, enhanced the benchmark. In the Mid-Continent, the discount of West Texas Intermediate (WTI) to Brent widened by nearly $3/bbl relative to a year ago. The Company's realized gross margin was $13.68/bbl.

Driving the Company's gross margin performance in excess of the Tesoro Index was discounted crude oil compared to benchmark grades of crude oil. On the West Coast, foreign heavy, Canadian light sweet and Bakken crude oil continued to price at a discount to domestic alternatives. Despite significant turnaround activity, total throughput in the quarter was 579 thousand barrels per day (mbpd) or 86% utilization.

Direct manufacturing costs in the first quarter averaged $4.86/bbl, up slightly relative to the fourth quarter of last year, impacted by planned turnaround activity and resulting lower refinery utilization.

Retail fuel sales volumes were up 18% year-over-year driven by the addition last year of 174 retail stations from Thrifty Oil Co. and 49 Albertson's Fuel Express retail stations. Same store fuel sales during the quarter were higher by about 1% and retail fuel margins were up relative to the first quarter of last year.

Corporate and unallocated costs, net of $5 million of corporate depreciation and excluding $47 million in variable stock-based compensation expense and $14 million of transaction costs, primarily related to the acquisition of BP's Southern California refining and marketing business, were $42 million in the first quarter.

Value-Driven Growth

On April 22, 2013, Tesoro and Savage Companies (“Savage”) announced the formation of an equally owned joint venture to develop and operate a new unit train unloading and marine loading facility at the Port of Vancouver, WA, with initial capacity of 120 mbpd, subject to regulatory approval.

The Tesoro-Savage joint venture will own the crude unloading and marine loading facilities, while Savage will oversee and manage the design, construction and operation of the facility on the joint venture's behalf. The facility is expected to be operational in 2014 with a total construction cost of between $75 to $100 million, and will be designed with near-term expansion capability up to 280 mbpd.

As part of Tesoro's West Coast crude oil strategy, the Company has ordered additional coiled and insulated rail cars with an expected delivery beginning mid-2014. The Company expects to utilize its current U.S.-flag marine capabilities, as well as supplemental capacity, to execute the strategy.

“Building upon the recent success of the rail unloading facility at our Anacortes, WA refinery, this project is the ideal next step for Tesoro as we drive additional feedstock cost advantage to the remaining refineries in our West Coast system,” said Goff. “The Port of Vancouver is the most direct and cost-effective coastal outlet for the delivery of crude oil via unit train from North Dakota, providing a significant location advantage relative to other waterborne markets.”

The Company is nearing the completion of the first phase of the Salt Lake City Conversion Project, with an expected in-service date later this month. This project expands Tesoro's capability to run cost-advantaged waxy crude oil while driving product yield improvements. The expected annual EBITDA contribution from this project is approximately $100 million, about half of which is expected to be realized upon conclusion of the first phase.

Ceased Crude Oil Refining in Hawaii

On April 30, 2013, Tesoro ceased refining crude oil at its Hawaii refinery. Tesoro Hawaii will maintain the existing distribution system to support marketing operations and fulfill its supply commitments while continuing to offer the assets for sale.

Capital Spending and Liquidity

Capital spending for the first quarter was $119 million. Turnaround spending was $132 million. The Company expects consolidated capital spending in 2013 of approximately $560 million. Expectations for full year 2013 turnaround spending remain at $310 million. The Company ended the first quarter with $2.0 billion in cash and remained undrawn with greater than $1.0 billion of availability on the Tesoro Corporation revolving credit facility. Tesoro Logistics LP (TLLP) ended the quarter undrawn on its separate credit facility.

On January 4, 2013, Tesoro Corporation amended its revolving credit facility expanding total available capacity from $1.85 billion to $3.0 billion. Additionally, on January 28, 2013, Tesoro closed a three year $500 million term loan credit facility with attractive borrowing rates and flexible repayment provisions. Both facilities become effective just prior to closing the announced acquisition of BP's Southern California refining and marketing business.

Additionally, on January 4, 2013, TLLP amended its revolving credit facility expanding total available capacity from $300 million to $500 million and allowing TLLP to request that the availability be increased up to $650 million, subject to receiving increased commitments from the lenders.

Finally, on January 14, 2013, TLLP closed an equity offering of 9,775,000 common units at an offering price of $41.70 per unit. Net proceeds to TLLP from the sale of the units were approximately $392 million. Subsequent to the equity issuance, Tesoro Corporation and its affiliates owned an approximate 38% interest in TLLP, including an approximate 2% general partner interest.

Returning Cash to Shareholders

Tesoro Corporation today announced that the board of directors has approved a regular quarterly cash dividend of $0.20 per share payable on June 14, 2013 to holders of record at the close of business on May 31, 2013.

During the first quarter of 2013, Tesoro returned about $100 million to shareholders through the purchase of nearly two million of the Company's shares. So far during the second quarter, the Company has purchased an additional $45 million of shares, bringing total purchases to approximately $245 million or nearly 50% of the outstanding $500 million share buyback program. In addition, Tesoro returned about $35 million to shareholders during the first quarter through the purchase of greater than six hundred thousand shares under the Company's existing program designed to off-set the dilutive effect of outstanding and future stock-based compensation awards.

Public Invited to Listen to Analyst Conference Call

At 7:30 a.m. CDT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding first quarter 2013 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro's retail-marketing system includes over 1,400 branded retail stations, of which 595 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations about capital spending; statements concerning the expected completion of the process to cease refining crude oil at the Hawaii refinery; feedstock cost advantage, expected timing, cost and volumes related to the Vancouver facility; execution of the West Coast crude oil strategy; and timing and expected earnings related to the Salt Lake City Conversion Project. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Louie Rubiola, Director, Investor Relations, (210) 626-4355

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues	$8,156	$7,820
Costs and Expenses:
Cost of sales	7,335	7,168
Operating expenses	400	347
Selling, general and administrative expenses (a)	115	62
Depreciation and amortization expense	106	103
Loss on asset disposals and impairments	8	6
Operating Income	192	134
Interest and financing costs, net	(30)	(36)
Interest income	1	1
Other expense, net	(1)	—
Earnings Before Income Taxes	162	99
Income tax expense	58	37
Net Earnings	104	62
Less: Net earnings attributable to noncontrolling interest	11	6
NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$93	$56
Net Earnings Per Share:
Basic	$0.68	$0.40
Diluted	$0.67	$0.39
Weighted Average Common Shares:
Basic	137.0	139.5
Diluted	139.6	141.8
___________________________

(a)
Includes stock-based compensation expense related to Tesoro stock awards of $52 million and $20 million for the three months ended March 31, 2013 and 2012, respectively. The increase is primarily a result of changes in Tesoro's stock price during the three months ended March 31, 2013 as compared to the three months ended March 31, 2012.

TESORO CORPORATION
SELECTED OPERATING SEGMENT DATA
(Unaudited)
(In millions)

	Three Months Ended March 31,
	2013	2012
Operating Income (Loss)
Refining	$283	$191
Retail	17	(4)
Total Segment Operating Income	300	187
Corporate and unallocated costs (a)	(108)	(53)
Operating Income	192	134
Interest and financing costs, net	(30)	(36)
Interest income	1	1
Other expense, net	(1)	—
Earnings Before Income Taxes	$162	$99

Depreciation and Amortization Expense
Refining	$92	$91
Retail	9	10
Corporate	5	2
Depreciation and Amortization Expense	$106	$103

Capital Expenditures
Refining	$109	$91
Retail	7	8
Corporate	3	3
Capital Expenditures	$119	$102

BALANCE SHEET DATA
(Unaudited)
(Dollars in millions)

	March 31, 2013	December 31, 2012

Cash and cash equivalents	$1,972	$1,639
Inventories (b)	1,560	1,578
Total Assets	11,390	10,702
Current maturities of debt	3	3
Long-Term Debt	1,590	1,587
Total Equity	5,104	4,737
Total Debt to Capitalization Ratio	24%	25%
Total Debt to Capitalization Ratio excluding TLLP (c)	23%	23%
___________________________
(b) The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $2.0 billion and $1.6 billion at March 31, 2013 and December 31, 2012, respectively.
(c) Excludes Tesoro Logistic LP’s (“TLLP”) total debt of $358 million and $354 million and noncontrolling interest of $881 million and $486 million at March 31, 2013 and December 31, 2012, respectively. $350 million of TLLP's total debt related to the TLLP Senior Notes at March 31, 2013 and December 31, 2012, which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended March 31,
REFINING SEGMENT	2013	2012
Total Refining Segment
Throughput (thousand barrels per day (“Mbpd”))
Heavy crude (d)	204	142
Light crude	340	358
Other feedstocks	35	29
Total Throughput (e)	579	529

Yield (Mbpd)
Gasoline and gasoline blendstocks	274	253
Jet fuel	86	83
Diesel fuel	131	105
Heavy fuel oils, residual products, internally produced fuel and other	122	114
Total Yield	613	555

Gross refining margin ($/throughput bbl) (f)	$13.68	$12.15
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$4.86	$4.97
Segment Operating Income ($ millions)
Gross refining margin (g)	$713	$585
Expenses
Manufacturing costs	253	239
Other operating expenses	71	52
Selling, general and administrative expenses	10	9
Depreciation and amortization expense	92	91
Loss on asset disposal and impairments	4	3
Segment Operating Income	$283	$191

Refined Product Sales (Mbpd) (h)
Gasoline and gasoline blendstocks	337	342
Jet fuel	100	94
Diesel fuel	146	131
Heavy fuel oils, residual products and other	96	90
Total Refined Product Sales	679	657

Refined Product Sales Margin ($/bbl) (f) (h)
Average sales price	$121.92	$127.11
Average costs of sales	111.29	117.75
Refined Product Sales Margin	$10.63	$9.36

___________________________

(d)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(e)
We had reduced throughput due to scheduled turnarounds at our Washington refinery during the 2013 first quarter and at our Martinez refinery during the 2012 first quarter. We had higher throughput at our North Dakota refinery during the 2013 first quarter as a result of the refinery expansion completed in 2012.

(f)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel.

•
Management uses gross refining margin per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate gross refining margin per barrel; different companies may calculate it in different ways. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput.

•
Management uses Manufacturing Costs per barrel to evaluate the efficiency of refining operations. There are a variety of ways to calculate Manufacturing Costs per barrel; different companies may calculate it in different ways. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput.

•
Management uses refined product sales margin per barrel to evaluate the profitability of manufactured and purchased refined product sales. There are a variety of ways to calculate refined product sales margin per barrel; different companies may calculate it in different ways. We calculate refined product sales margin per barrel by calculating an average refined product sales price per barrel and an average refined product cost of sales per barrel, which are calculated by dividing refined product sales or refined product cost of sales by total refining throughput. The average refined product cost of sales per barrel is subtracted from refined product sales price per barrel.

Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(g)
Consolidated gross refining margin combines gross refining margin for each of our regions adjusted for other amounts not directly attributable to a specific region. Other amounts resulted in an increase of $2 million and a decrease of $1 million for the three months ended March 31, 2013 and 2012, respectively. Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(h)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended March 31,
Refining By Region	2013	2012
California (Martinez and Wilmington)
Throughput (Mbpd) (e)
Heavy crude (d)	183	136
Light crude	54	36
Other feedstocks	20	17
Total Throughput	257	189

Yield (Mbpd)
Gasoline and gasoline blendstocks	131	98
Jet fuel	23	20
Diesel fuel	68	36
Heavy fuel oils, residual products, internally produced fuel and other	58	50
Total Yield	280	204

Gross refining margin ($ millions)	$271	$138
Gross refining margin ($/throughput bbl) (f)	$11.73	$7.98
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$6.04	$7.34
Capital expenditures ($ millions)	$36	$50

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd) (e)
Heavy crude (d)	3	2
Light crude	116	146
Other feedstocks	11	7
Total Throughput	130	155

Yield (Mbpd)
Gasoline and gasoline blendstocks	52	69
Jet fuel	29	33
Diesel fuel	21	22
Heavy fuel oils, residual products, internally produced fuel and other	32	36
Total Yield	134	160

Gross refining margin ($ millions)	$155	$183
Gross refining margin ($/throughput bbl) (f)	$13.33	$12.96
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$4.73	$3.83
Capital expenditures ($ millions)	$22	$16

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Mid-Pacific (Hawaii)
Throughput (Mbpd)
Heavy crude (d)	18	4
Light crude	49	63
Total Throughput	67	67

Yield (Mbpd)
Gasoline and gasoline blendstocks	18	19
Jet fuel	19	18
Diesel fuel	10	13
Heavy fuel oils, residual products, internally produced fuel and other	22	19
Total Yield	69	69

Gross refining margin ($ millions)	$28	$13
Gross refining margin ($/throughput bbl) (f)	$4.60	$2.07
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$3.02	$3.51
Capital expenditures ($ millions)	$—	$3

Mid-Continent (North Dakota and Utah)
Throughput (Mbpd) (e)
Light crude	121	113
Other feedstocks	4	5
Total Throughput	125	118

Yield (Mbpd)
Gasoline and gasoline blendstocks	73	67
Jet fuel	15	12
Diesel fuel	32	34
Heavy fuel oils, residual products, internally produced fuel and other	10	9
Total Yield	130	122

Gross refining margin ($ millions)	$257	$252
Gross refining margin ($/throughput bbl) (f)	$22.73	$23.51
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (f)	$3.54	$3.47
Capital expenditures ($ millions)	$51	$22

TESORO CORPORATION
OPERATING DATA
(Unaudited)

	Three Months Ended March 31,
Retail Segment	2013	2012
Number of Stations (end of period)
Company-operated (i)	595	425
Branded jobber/dealer	810	790
Total Stations	1,405	1,215

Average Stations (during period)
Company-operated (i)	595	413
Branded jobber/dealer	811	794
Total Average Retail Stations	1,406	1,207

Fuel Sales (millions of gallons)
Company-operated (i)	266	195
Branded jobber/dealer	183	184
Total Fuel Sales	449	379

Fuel margin ($/gallon) (j)	$0.20	$0.12
Merchandise Sales ($ millions)	$50	$48
Merchandise Margin ($ millions)	$13	$12
Merchandise Margin %	26%	25%

Segment Operating Income (Loss) ($ millions)
Gross Margins
Fuel (i) (j)	$89	$47
Merchandise and other non-fuel margin	19	19
Total Gross Margins	108	66
Expenses
Operating expenses	76	54
Selling, general and administrative expenses	5	4
Depreciation and amortization expense	9	10
Loss on asset disposals and impairments	1	2
Segment Operating Income (Loss)	$17	$(4)
___________________________

(i)
Reflects the transition of 174 retail stations from Thrifty Oil Co. during the second and third quarters of 2012 and acquisition of 49 retail stations from SUPERVALU, Inc. during the first quarter of 2012.

(j)
Management uses fuel margin per gallon to compare profitability to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to segment operating income and revenues or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended March 31,
	2013	2012
Reconciliation of Net Earnings to Adjusted EBITDA
Net earnings attributable to Tesoro Corporation	$93	$56
Net earnings attributable to noncontrolling interest	11	6
Depreciation and amortization expense	106	103
Income tax expense	58	37
Interest and financing costs, net	30	36
Interest income	(1)	(1)
Adjusted EBITDA (k)	$297	$237

Reconciliation of Cash Flows from (used in) Operating Activities to Adjusted EBITDA
Net cash from (used in) operating activities	$247	$(15)
Deferred charges	159	126
Changes in assets and liabilities	(125)	102
Income tax expense	58	37
Stock-based compensation expense	(52)	(21)
Interest and financing costs, net	30	36
Deferred income taxes	(14)	(24)
Loss on asset disposals and impairments	(8)	(6)
Other	2	2
Adjusted EBITDA (k)	$297	$237

TESORO CORPORATION
RECONCILIATION OF FORECASTED EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

Salt Lake City Conversion Project Expected EBITDA	Expected Annual EBITDA
Projected net earnings	$59
Income tax expense	35
Depreciation and amortization expense	6
EBITDA (k)	$100
___________________________

(k)
Adjusted EBITDA represents consolidated earnings, including earnings attributable to noncontrolling interest, before income taxes, depreciation and amortization expense, net interest and financing costs and interest income. EBITDA represents net earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. We present Adjusted EBITDA and EBITDA because we believe some investors and analysts use Adjusted EBITDA and EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. Adjusted EBITDA and EBITDA are also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management. Adjusted EBITDA and EBITDA should not be considered as alternatives to net earnings, earnings before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA and EBITDA may not be comparable to similarly titled measures used by other entities.

NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions, except per share amounts)
	Three Months Ended March 31,
	2013	2012
Net Earnings- U.S. GAAP	$93	$56
Special Items, after-tax:
Transaction costs (l)	9	—
Net Earnings Adjusted for Special Items (m)	$102	$56

Diluted Net Earnings Per Share- U.S. GAAP	$0.67	$0.39
Special Items, after-tax:
Transaction costs (l)	0.06	—
Diluted Net Earnings Per Share Adjusted for Special Items (m)	$0.73	$0.39
___________________________
(l) Represents the impact of $14 million ($9 million after-tax) of transaction and integration costs related to the BP acquisition and TLLP's purchase of the Northwest Products System for the three months ended March 31, 2013.
(m) We present net earnings adjusted for special items and diluted net earnings per share adjusted for special items as management believes that the impact of these items on net earnings and diluted net earnings per share is important information for an investor's understanding of the operations of our business and the financial information presented. Net earnings adjusted for special items and diluted net earnings per share adjusted for special items should not be considered as alternatives to net earnings, diluted net earnings per share or any other measure of financial performance presented in accordance with U.S. GAAP.  Net earnings adjusted for special items and diluted net earnings per share adjusted for special items may not be comparable to similarly titled measures used by other entities.